Exhibit 99

Contacts:	Vinit K. Asar George E. McHenry	(512) 777-3800 (512) 777-3800
	Thomas C. Hofmeister	(512) 777-3800

Hanger Reports Earnings of $0.50 Per Diluted Share for the Third Quarter 2012

•                  EPS Growth of 11.1%

•                  Affirms Full-Year Revenue and EPS guidance

Austin, Texas, October 31, 2012 — Hanger, Inc. (NYSE:HGR) announced net sales of $243.5 million for the quarter ended September 30, 2012, an increase of $8.2 million, or 3.5%, from $235.3 million for the third quarter of 2011.   Diluted earnings per share were $0.50 for the third quarter of 2012 compared to $0.45 in the same period of 2011.  Adjusted diluted earnings per share, which excludes costs related to acquisitions and relocation of the Company’s corporate headquarters in the 2011 period, increased 8.7% to $0.50 for the third quarter of 2012 from $0.46 for the third quarter of 2011.

The increase in net sales of $8.2 million, or 3.5%, for the third quarter of 2012 was the result of a $7.7 million, or 4.0%, increase from our patient- care services segment, comprised of a $1.9 million, or 1.0%, increase in same-center sales and a $5.8 million increase from acquired entities; a $0.9 million, or 3.5%, increase in sales in the distribution segment; and a $0.4 million decrease in the therapeutic solutions segment.  Income from operations for the quarter ended September 30, 2012 was $35.4 million compared to $31.2 million in the prior year.  Excluding the headquarters relocation and acquisition costs, adjusted income from operations increased 12.7% to $35.7 million for the three months ended September 30, 2012 from $31.7 million in the prior year. Adjusted income from operations as a percentage of revenue increased 120 basis points to 14.7% for the third quarter of 2012 compared to the same period in 2011, which was primarily attributable to leveraging increased revenues and continued expense control.

Net sales for the nine months ended September 30, 2012 increased $42.9 million, or 6.4%, to $713.4 million from $670.5 million in 2011.  The sales increase was driven by a $21.2 million, or 3.9%, increase in same-center sales in the patient-care services segment; a $17.3 million increase from acquired entities; a $5.5 million, or 7.3%, increase in sales in the distribution segment; and a $1.1 million decrease in the therapeutic solutions segment.  Adjusted income from operations increased 40 basis points as a percentage of sales from the prior year period, due principally to improved leverage in our core business.  Diluted earnings per share were $1.21 for the nine months ended September 30, 2012, a 12.0% increase compared to $1.08 in the same period of

2011. Excluding the headquarters relocation and acquisition costs, adjusted diluted earnings per share increased $0.13, or 11.8%, to $1.23 for the nine months ended September 30, 2012 from $1.10 in the 2011 period.

The Company’s cash flow from operations increased $23.8 million to $59.0 million during the nine months ended September 30, 2012 compared to $35.2 million in 2011.  As of September 30, 2012, the Company had $155.1 million in total liquidity, including $55.6 million of cash and $99.5 million available under its revolving credit facility, net of $0.5 million in letters of credit.  The Company’s leverage ratio, as defined in its credit facilities, improved to 2.8 at September 30, 2012 from 3.0 at December 31, 2011.

“Overall we are very pleased with the results. We came out of Q3 with a strong backlog and are optimistic about our prospects in the fourth quarter.  Year to date, our comparative store sales grew 3.9%, which is in line with our guidance, we expanded operating margins, and increased adjusted diluted earnings per share by 12%,” commented Vinit K. Asar, President and Chief Executive Officer of Hanger.  “On another note, Hanger was recently recognized as one of Forbes 100 Best Small Companies in America. Credit for that accomplishment rests with our employees who are passionate, well trained and highly engaged in providing the best patient experience.”

The Company expects full year 2012 revenues between $970 million and $990 million resulting from a comparable store sales growth in our patient-care services segment of 3% to 5% and growth in our distribution segment of 3% to 7%. We anticipate diluted earnings per share between $1.75 and $1.79 for the year, excluding approximately $0.01 for training costs related to the implementation of our new patient management system.  As in past years, the Company’s goal is to increase operating margins by 20 to 40 basis points. The Company anticipates generating cash flow from operations between $70 million and $80 million in 2012 and investing a total of $35 million to $45 million in capital additions.  As disclosed in a separate release, through October 2012, we have closed O&P acquisitions totaling approximately $35.6 million in annualized revenue, exceeding our previously announced goal of $20 million in total annualized revenue.

A conference call to discuss these results is scheduled to begin at 9:00 a.m. Eastern, on Thursday, November 1, 2012. Those wishing to participate should call 1-877-312-5846. In addition, a replay will be available until Friday, November 9, 2012 by dialing 1-855-859-2056 and referencing Conference ID # 88649251.

About Hanger — Hanger, Inc., headquartered in Austin, Texas, is the world’s premier provider for services and products that enhance human physical capability.  Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger is steeped in 150 years of clinical excellence and innovation.

Hanger provides orthotic and prosthetic patient care services, distributes O&P devices and components, and provides therapeutic solutions to the broader post-acute market.  Hanger is the largest owner and operator of orthotic and prosthetic patient care clinics with in excess of 730 O&P clinics located in 45 states and the District of Columbia.  Hanger, through its subsidiary Southern Prosthetic Supply, Inc, is also the largest distributor of branded and private label O&P devices and components in the United States.  Hanger provides therapeutic solutions through its subsidiaries Innovative Neurotronics and Accelerated Care Plus.  Innovative Neurotronics introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.  Accelerated Care Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation serving more than 4,400 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger , Inc

(in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Income Statement:	2012	2011	2012	2011
Net sales	$243,503	$235,261	$713,349	$670,451
Cost of goods sold - materials	73,109	69,362	210,107	195,984
Personnel costs	84,135	82,127	251,189	242,030
Other operating expenses	42,177	44,394	135,566	126,387
Relocation expenses	—	272	—	689
Depreciation and amortization	8,709	7,864	25,432	22,852
Income from operations	35,373	31,242	91,055	82,509
Interest expense	7,751	7,796	23,212	23,966
Income before taxes	27,622	23,446	67,843	58,543
Provision for income taxes	10,278	8,034	25,558	21,487
Net income	$17,344	$15,412	$42,285	$37,056

Basic Per Common Share Data:
Net income	$0.50	$0.46	$1.24	$1.11
Shares used to compute basic per share amounts	34,362,757	33,571,967	34,224,756	33,477,951

Diluted Per Common Share Data:
Net income	$0.50	$0.45	$1.21	$1.08
Shares used to compute diluted per share amounts	35,002,351	34,347,215	34,817,680	34,215,105

Reconciliation of GAAP financial measures to Non-GAAP financial measures
Income from Operations	$35,373	$31,242	$91,055	$82,509
Relocation expenses	—	272	—	689
Acquisition expenses	326	161	691	369
Adjusted Income from Operations	$35,699	$31,675	$91,746	$83,567

Net income	$17,344	$15,412	$42,285	$37,056
Relocation expenses	—	169	—	427
Tax effect of adjustments	202	100	428	229
Adjusted net income	$17,546	$15,681	$42,713	$37,712

Adjusted net income per diluted share	$0.50	$0.46	$1.23	$1.10

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Income Statement as a % of Net Sales:	2012	2011	2012	2011
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold - materials	30.0%	29.5%	29.5%	29.2%
Personnel costs	34.6%	34.9%	35.2%	36.1%
Other operating expenses	17.3%	18.9%	19.0%	18.9%
Relocation expenses	0.0%	0.1%	0.0%	0.1%
Depreciation and amortization	3.6%	3.3%	3.6%	3.4%
Income from operations	14.5%	13.3%	12.7%	12.3%
Interest expense	3.2%	3.3%	3.2%	3.6%
Income before taxes	11.3%	10.0%	9.5%	8.7%
Provision for income taxes	4.2%	3.4%	3.6%	3.2%
Net income	7.1%	6.6%	5.9%	5.5%

Adjusted income from operations	14.7%	13.5%	12.9%	12.5%
Adjusted net income	7.2%	6.7%	6.0%	5.6%

Hanger , Inc

( in thousands, except for statistical data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Cash Flow Data:	2012	2011	2012	2011
Cash flow provided by operations	$32,006	$24,512	$59,007	$35,150
Capital expenditures	$8,907	$6,485	$24,877	$21,754
Increase/(decrease) in cash and cash equivalents	$14,007	$11,911	$12,724	$(4,871)

Balance Sheet Data:	September 30, 2012	December 31, 2011
Cash and cash equivalents	$55,620	$42,896
Days Sales Outstanding (DSO’s)	54	54
Working Capital	$276,781	$241,729
Total Debt	$508,985	$508,033
Shareholders’ Equity	$480,718	$429,663

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue Mix:
Patient-care services	82.3%	81.9%	81.9%	81.5%
Distribution	11.2%	11.2%	11.4%	11.3%
Therapeutic solutions	6.5%	6.9%	6.7%	7.2%

Patient Care Payor Mix:
Commercial and other	60.3%	59.9%	59.2%	59.6%
Medicare	27.9%	28.1%	28.9%	28.3%
Medicaid	5.3%	6.5%	5.7%	6.7%
VA	6.5%	5.5%	6.2%	5.4%

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, Adjusted income from operations, and Adjusted net income per diluted share are the non-GAAP financial measures.